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                                                                    EXHIBIT 8.1


                                  January 7, 1998


IAC Capital Trust
Irvine Apartment Communities, L.P.
550 Newport Drive, Suite 300
Newport Beach, CA 92660

Dear Sirs:

        Reference is made to the prospectus (the "Prospectus") contained in the registration statement on Form S-11 (Registration Nos. 333-39405 and 333-39405-01) being furnished by IAC Capital Trust (the "Trust") and Irvine Apartment Communities, L.P. to the Securities and Exchange Commission in connection with the registration and offering of preferred securities by the Trust.

        We are of the opinion that the summaries contained in the Prospectus under the captions "Prospectus Summary -- Tax Status of the Trust" and "Federal Income Tax Consequences" accurately describe the United States federal income tax consequences referred to therein, subject to the qualifications stated therein, and we hereby confirm the opinions stated therein.

        We hereby consent to the use of our name under the captions "Prospectus Summary -- Tax Status of the Trust" and "Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. The issuance of such a consent does not concede that we are an "Expert" for purposes of the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell